EXHIBIT 99.1


                             CFI COMPLETES $2MILLION
                                PRIVATE PLACEMENT

     West Palm Beach, Florida--December 5, 1997--CFI Mortgage Inc. (Nasdaq:
CFIM) today said that it has consummated its offering of $2 million of Series A Convertible Preferred Stock issued and sold on December 3, 1997. The offering was made in a transaction exempt from registration under the Securities Act of 1933, as amended, to institutional investors.

     Christopher Castoro, president and chief executive officer, said that as a result of certain equity-based covenants in the company's existing credit facilities, now totaling about $125 million, he believes the placement "will allow CFI to increase its warehouse/accumulation credit lines. This could make it possible for the company to look forward to attaining its goal of a securitization."

     Presently, CFI's credit lines include a $50 million warehouse line from Bank One, Dallas, a $50 million accumulation line from Nikko Financial Services, Inc., and approximately $25 million from other sources.

     The rapidly-growing Florida-based mortgage company, which completed a $5 million initial public offering in early June 1997, has since expanded its operations from Florida into five states.

     The development of an infrastructure capable of managing and processing the Company's growth, including the installation of a wide area computer network and the bringing abroad of a management staff with many years of executive experience in the industry's largest firms, has been accomplished thus far this year, Castoro said, together with the development of subprime origination platforms well staffed and equipped in Anaheim Hills, California; Knoxville, Tennessee; Atlanta, Georgia; Chicago, Illinois, and in Tampa and Orlando, Florida.

     Castoro said that the increased equity provides the Company with several other important financial benefits. Among them, he said, was that larger credit lines will allow CFI to hold aggregated lines for a longer period of time, thus allowing for larger positive interest income, and to receive better prices for their products in the marketplace.

     Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof into one share of Common Stock, subject to anti-dilution adjustments, and shall automatically convert after two years. CFI Mortgage shall have the option under certain circumstances to elect to force conversion of the Series A Preferred Stock outstanding.

     The Series A Preferred Stock and the underlying Common Stock have not yet been registered under the Securities Act of 1933, as amended, or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any other state or other jurisdiction absent registration or an applicable exemption from registration requirements.

     CFI is a rapidly growing mortgage company focused on the origination, purchase and sale of nonconforming subprime and conventional loans on one-to-four unit properties through its retail, wholesale and consumer finance divisions. Its principal emphasis at this time is on the origination and purchase of B/C subprime loans.

         Contact:    Christine Morrell
                     Investor Relations
                     (561) 687-5992